TERMS AND CONDITIONS OF SUBSCRIPTION AND RENUNCIATION AGREEMENT
FOR UNITS OF CLIFTON STAR RESOURCES INC.

Definitions

"Act" means the Income Tax Act (Canada), together with any and all regulations promulgated thereunder, as amended from time to time;

"Agreement" means this subscription and renunciation agreement as the same may be amended, supplemented or restated from time to time;

"Business Day" means a day on which Canadian chartered banks are open for the transaction of regular business in the City of Toronto, Ontario;

"Canadian Exploration Expense(s)" or "CEE" means one or more expenses described in paragraph (f) of the definition of "Canadian exploration expense" in subsection 66.1(6) of the Act, or would be described in paragraph (h) of that definition if the reference therein to paragraphs (a) to (d) and (f) to (g.1) was a reference to paragraph (f), excluding amounts which are prescribed to constitute "Canadian exploration and development overhead expense" for purposes of paragraph 66(12.6)(b) of the Act, Canadian exploration expenses to the extent of the amount of any assistance described in paragraph 66(12.6)(a) of the Act, any expenditures described in paragraph (b.1) of subsection 66(12.6) of the Act, and any expenses for prepaid services or rent that do not qualify as outlays and expenses for the period as described in the definition of "expense" in subsection 66(15) of the Act;

"Closing Date" means June 26, 2007 or such other date as the Company and the Subscriber may mutually agree upon in writing;

"Commitment Amount" means the amount equal to Cdn$0.75 multiplied by the number of Units subscribed and paid for pursuant to this Subscription Agreement;

"CRA" means the Canada Revenue Agency;

"Expenditure Period" means the period commencing on the date of acceptance of this Subscription Agreement and ending on the earlier of:

(i)

the date on which the Commitment Amount has been fully expended in accordance with the terms hereof; and

(ii)

December 31, 2008;

"Flow-Through Shares" means "flow-through shares" as defined in subsection 66(15) of the Act;

"Information" means all information regarding the Company that is, or becomes, publicly available, together with all information prepared by the Company and provided to the Subscriber;

"Person" means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of whatsoever nature or kind;

"Prescribed Forms" means the forms prescribed from time to time under or pursuant to subsection 66(12.7) of the Act filed or to be filed by the Company within the prescribed times renouncing to the Subscriber the Qualifying Expenditures incurred pursuant to this Agreement and all parts or copies of such forms required by the CRA to be delivered to the Subscriber;

"Prescribed Relationship" means a relationship between the Company and the Subscriber where the Subscriber and the Company are related or otherwise do not deal at "arm's length" for purposes of the Act;

"principal-business corporation" means a "principal-business corporation" as defined in subsection 66(15) of the Act;

"Qualifying Expenditures" means (1) expenses which are CEE incurred on or after the Closing Date and on or before the Termination Date which may be renounced by the Corporation pursuant to subsection 66(12.6) of the Act with an effective date not later than December 31, 2007 and in respect of which, but for the renunciation, the Corporation would be entitled to a deduction from income for income tax purposes; (ii) expenses described in paragraphs (a) through (d) of the definition of "flow-through mining expenditure" in subsection 127(9) of the Act; and

"Termination Date" means December 31, 2008. Terms of the Offering

2.

Each Unit will consist of one Flow-Through Share and one non-flow-through common share purchase warrant of the Company ("Warrant"). Of the subscription price of Cdn$0.75 per Unit, the Company intends to allocate $0.749 to the price of the Flow-Through Share comprised in each Unit and $0.001 to the price of the Warrant comprised in each Unit. Each Warrant will entitle the holder thereof to purchase one common share of the capital stock of the Company that is not a "flow-through share" ("Common Share") at an exercise price of $1.00 per Common Share, subject to adjustment in certain events, at any time on or before 5:00 p.m. (Vancouver time) on the date that is 9 months from the date of issuance of the Warrant, and thereafter at an exercise price of $1.25 per Common Share, subject to adjustment in certain events, at any time on or before 5:00 p.m. (Vancouver time) on the date that is 18 months from the date of issuance of the Warrant. The Warrants shall be in such form and contain such terms as shall be mutually approved by the Company and the Subscriber. The Company and the Subscriber agree that the Flow-Through Shares will be "flow-through shares" as defined in subsection 66(15) of the Act, and, accordingly, the Company agrees to: (a) incur Qualifying Expenditures in an amount equal to the Commitment Amount during the period from and after the Closing Date to and including December 31, 2008; and (b) renounce Qualifying Expenditures equal to the Commitment Amount to the undersigned with an effective date no later than December 31, 2007.

3.

The Subscriber acknowledges (on its own behalf and, if applicable, on behalf of each person on whose behalf the Subscriber is contracting) that this subscription is subject to rejection or allotment by the Company in whole or in part.

Representations, Warranties ad Covenants by Subscriber

4.

By executing this subscription, the Subscriber (and, if applicable, the others for whom it is contracting hereunder) represents, warrants and covenants to the Company (and acknowledges that the Company and its counsel are relying thereon) that:

(a)

it has been independently advised as to restrictions with respect to trading in the Flow-Through Shares and Warrants comprising the Units (collectively, the "Securities") imposed by applicable securities legislation in the jurisdiction in which it resides, confirms that no representation has been made to it by or on behalf of the Company with respect thereto, acknowledges that it is aware of the characteristics of the Securities, the risks relating to an investment therein, and that it may not be able to resell the Securities until the expiration of the applicable hold period except in accordance with limited exemptions under applicable securities legislation and regulatory policy and it agrees that any certificates representing the Securities may bear a legend indicating that the sale of such securities is restricted. The Subscriber further acknowledges that it should consult its own legal counsel in its jurisdiction for full particulars of applicable resale restrictions;

(b)

it has not received, nor has it requested, nor does it have any need to receive, any prospectus, sales or advertising literature, offering memorandum or any other document (other than financial statements, interim financial statements or any other document the content of which is prescribed by statute or regulation) describing the business and affairs of the Company which has been prepared for delivery to, and review by, prospective purchasers in order to assist them in making an investment decision in respect of the Units, and it has not become aware of any advertisement in printed public media, radio, television or telecommunications, including electronic display such as the Internet with respect to the distribution of the Units;

(c)

it has relied solely upon publicly available information relating to the Company and not upon any verbal or written representation as to fact or otherwise made by or on behalf of the Company except as expressly set forth herein;

(d)

unless it is purchasing under subparagraph 4(e), then (A) it is purchasing the Units as principal, it is resident in Ontario or otherwise subject to the applicable securities laws of Ontario, it is an "accredited investor" as defined in National Instrument 45-106 entitled Prospectus and Registration and Exemptions promulgated under the Securities Act (Ontario) and has concurrently executed and delivered to the Company a Representation Letter in the form attached as Exhibit "2" to this Subscription Agreement indicating that the Subscriber fits within one of the categories of "accredited investor" set forth in such definition or (B) it is purchasing as principal sufficient Units such that the aggregate acquisition cost of the Units is not less than $150,000 payable in cash and the Subscriber and such disclosed principal, if applicable, is not a corporation, syndicate, partnership or other form of incorporated or non-incorporated entity or organization created solely to permit the purchase of the Units by a group of individuals whose individual share of the aggregate acquisition cost of the Units is less than $150,000 payable in cash;

(e)

if it is not purchasing as principal, it is duly authorized to enter into this Subscription Agreement and to execute all documentation in connection with the purchase on behalf of each beneficial purchaser and to provide and agree to all Subscriber's representations, warranties and covenants on behalf of such beneficial purchasers, it acknowledges that the Company may be required by law to disclose to certain regulatory authorities, the identity of each beneficial purchaser of Units for whom it may be acting, and if it is acting as agent for one or more disclosed principals, each of such principals is purchasing as principal for its own account, and each of such principals complies with subsections 4(b), (c), (d) and (e);

(f)

it acknowledges that:

(i)

no securities commission or similar regulatory authority has reviewed or passed on the merits of the Units; and

(ii)

there is no government or other insurance covering the Units; and

(iii)

there are risks associated with the purchase of the Units; and

(iv)

there are restrictions on the Subscriber's ability to resell the Securities and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling the Securities; and

(v)

the Company has advised the Subscriber that the Company is relying on an exemption from the requirements to provide the Subscriber with a prospectus and to sell securities through a person or company registered to sell securities under the Securities Act (Ontario) and other applicable securities laws and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (Ontario) and other applicable securities laws, including statutory rights of rescission or damages, will not be available to the Subscriber;

(g)

it is aware that the Securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") and that the Securities may not be offered or sold in the United States without registration under the U.S. Securities Act or compliance with requirements of an exemption from registration;

(h)

it is not a "U.S. Person" (as that term is defined by Regulation S under the U.S. Securities Act, which definition includes, but is not limited to, an individual resident in the United States, an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or company organized or incorporated under the laws of the United States) and is not acquiring the Units for the account or benefit of a U.S. Person or a person in the United States;

(i)

the Units have not been offered to the Subscriber in the United States, and the individuals making the order to purchase the Units and executing and delivering this Subscription Agreement on behalf of the Subscriber were not in the United States when the order was placed and this Subscription Agreement was executed and delivered;

(j)

it undertakes and agrees that it will not offer or sell the Securities in the United States unless such securities are registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available, and further that it will not resell the Securities, except in accordance with the provisions of applicable securities legislation, regulations, rules, policies and orders and stock exchange rules;

(k)

if an individual, it is of the full age of majority and is legally competent to execute this Subscription Agreement and take all action pursuant hereto;

(l)

this Subscription Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Subscriber;

(m)

if a company, partnership, unincorporated association or other entity, it has the legal capacity and competence to enter into and be bound by this Subscription Agreement and further certifies that all necessary approvals of directors, shareholders or otherwise have been given and obtained;

(n)

the entering into of this Subscription Agreement and the transactions contemplated hereby will not result in a violation of any of the terms and provisions of any law applicable to it, or any of its constating documents, or of any agreement to which the Subscriber is a party or by which it is bound;

(o)

it has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its investment and it, or, where it is not purchasing as principal, each beneficial purchaser, is able to bear the economic risk of loss of its investment;

(p)

it does not act jointly or in concert with any other Subscriber for Units for the purpose of the acquisition of the Units;

(q)

if required by applicable securities legislation, regulations, rules, policies or orders or by any securities commission, stock exchange or other regulatory authority, the Subscriber will execute, deliver, file and otherwise assist the Company in filing, such reports, undertakings and other documents with respect to the issue of the Units (including, without limitation: if the Subscriber is not an individual, the Corporate Placee Registration Form (Form 4C) required by the TSX Venture Exchange, a copy of which is attached hereto as Exhibit I);

(r)

the entering into of this Subscription Agreement and the transactions contemplated hereby will not result in a violation of any of the terms or provisions of any law applicable to the Subscriber, or if the Subscriber is not a natural person, any of the Subscriber's constating documents, or any agreement to which the Subscriber is a party or by which it is bound;

(s)

the Subscriber acknowledges that it has been encouraged to and should obtain independent legal and investment advice with respect to its subscription for these Units and accordingly, has been independently advised as to the meanings of all terms contained herein relevant to the Subscriber for purposes of giving representations, warranties and covenants under this Subscription Agreement;

(t)

it acknowledges and confirms that no representation has been made to it with respect to the future value or price of any of the Flow-Through Shares or Warrants comprising the Units;

(u)

it is aware and has been advised that the subscription monies payable in respect of the Units represent "seed" or "risk" capital for the Company, which is in a speculative stage of development and without substantial assets;

(v)

it acknowledges that all certificates representing the Flow-Through Shares and Warrants comprising the Units will bear the following restrictive legends required by applicable securities laws and stock exchange rules:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [four months and one day from the Closing Date]." and

"WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [four months and one day from the Closing Date.]";

(w)

the funds which will be advanced by the Subscriber to the Company hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) Act (Canada) (the "PCMLA") and the Subscriber acknowledges that the Company may in the future be required by law to disclose the Subscriber's name and other information relating to this Subscription Agreement and the Subscriber's subscription hereunder, on a confidential basis, pursuant to the PCMLA. To the best of the knowledge of the Subscriber: (a) none of the subscription funds to be provided by the Subscriber: (i) have been or will be derived from or related to any activity that is deemed criminal under the law of Canada, the United States of America, or any other jurisdiction; or (ii) are being tendered on behalf of a person or entity who has not been identified to the Subscriber; and (b) it shall promptly notify the Company if the Subscriber discovers that any of such representations ceases to be true, and will provide the Company with appropriate information in connection therewith;

(x)

the Subscriber, and if the Subscriber is a partnership, any partner of the partnership, does not have prior to the Termination Date a Prescribed Relationship with the Company;

(y)

the Subscriber will not enter into any agreement or arrangement with any person or partnership (other than the Company or a specified person in relation to the Company (as defined in regulation 6202.1 (5)) which will cause the Flow Through Shares to be "prescribed shares" for the purposes of section 6202.1 of the regulation to the Act; and

(z)

the representations, warranties and covenants of the Subscriber herein are made with the intent that they be relied upon in determining the suitability of a purchaser of Units and will be true and correct at the Closing Time on the Closing Date and will survive the completion of the issuance of the Units. The Subscriber agrees to indemnify the Company and its directors and officers against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur caused or arising from reliance thereon. The Subscriber undertakes to immediately notify the Company at 430 - 580 Hornby Street, Vancouver, BC, V6C 3B5; Attention: President, of any change in any statement or other information relating to the Subscriber set forth herein which takes place prior to the Closing Time on the Closing Date.

Representations, Warranties and Covenants of Company

5.

The Company hereby represents, warrants and covenants and agrees to and with the Subscriber (and acknowledges that the Subscriber is relying thereon) that:

(a)

the Company has the full corporate right, power and authority to execute and deliver this Subscription Agreement, to issue the Flow-Through Shares and Warrants comprising the Units to the Subscriber and to incur and renounce to the Subscriber, Qualifying Expenditures in an amount equal to the Commitment Amount prior to the Termination Date;

(b)

the Company or its subsidiaries, if any, is licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of the property or assets thereof owned or leased or the nature of the activities conducted by it make licensing, registration or qualification necessary and is carrying on the business thereof in compliance with all applicable laws, rules and regulations of each such jurisdiction;

(c)

upon acceptance this Subscription Agreement constitutes a binding obligation of the Company enforceable in accordance with its terms;

(d)

the expenditures renounced hereunder will be Qualifying Expenditures;

(e)

it will keep proper books, records and accounts of all Qualifying Expenditures and all transactions affecting the Commitment Amount and the Qualifying Expenditures, and upon reasonable notice, to make such books, records and accounts available for inspection and audit by or on behalf of the Subscriber;

(f)

it will incur, during the Expenditure Period, Qualifying Expenditures in such amount that enables the Company to renounce to the Subscriber, in accordance with the Act and this Subscription Agreement, Qualifying Expenditures in an amount equal to the Commitment Amount;

(g)

it will renounce, in accordance with the Act and this Subscription Agreement, to the Subscriber effective on or before December 31, 2007, Qualifying Expenditures which have been incurred during the Expenditure Period in an amount equal to the Commitment Amount;

(h)

it will timely file all forms and supporting documentation required under the Act and any corresponding provincial legislation, including prescribed forms, together with a copy of this Agreement and any "selling instrument" contemplated by such legislation or by this Agreement, necessary to effectively renounce Qualifying Expenditures equal to the Commitment Amount to the Subscriber as provided herein and to provide the Subscriber with a copy of all such forms as are required to be provided on a timely basis and in any event before March 1, 2008;

(i)

the Company will not be subject to the provisions of subsection 66(12.67) of the Act in a manner which impairs its ability to renounce Qualifying Expenditures to the Subscriber in an amount equal to the Commitment Amount;

(j)

forthwith after the Closing Date, the Company shall issue and file a press release announcing the placement of the Shares with the "MineralFields Group" ("MEG") and will consult with MFG regarding an appropriate reference in such press release to the subscription by MFG. In the event a mineral discovery or other positive news is generated in relation to any expenditures funded hereunder, the Company shall issue and file a timely press release in the normal course and shall consult with MFG regarding the inclusion in such press release of an appropriate reference to the fact that such expenditures were partially funded by MFG through a private placement;

(k)

the Company has filed in a timely manner all necessary tax returns and notices and has paid all applicable taxes of whatsoever nature for all tax years prior to the date hereof to the extent that such taxes have become due or have been alleged to be due and the Company is not aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon where, in any of the above cases, it might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), or in the earnings, business, affairs or prospects of the Company and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by the Company or the payment of any material tax, governmental charge, penalty, interest or fine against the Company. There are no material actions, suits, proceedings, investigations or claims now threatened or pending against the Company which could result in a material liability in respect of taxes, charges or levies of any governmental authority, penalties, interest, fines, assessments or reassessments or any matters under discussion with any governmental authority relating to taxes, governmental charges, penalties, interest, fines, assessments or reassessments asserted by any such authority and the Company has withheld (where applicable) from each payment to each of the present and former officers, directors, employees and consultants thereof the amount of all taxes and other amounts, including, but not limited to, income tax and other deductions, required to be withheld therefrom, and has paid the same or will pay the same when due to the proper tax or other receiving authority within the time required under applicable tax legislation;

(l)

except as disclosed in the Information, the Company does not owe any amount to, nor has the Company any present loans to, or borrowed any amount from or is otherwise indebted to, any officer, director, employee or securityholder of either of them or any Person not dealing at "arm's length" (as such term is defined in the Act) with any of them except for usual employee reimbursements and compensation paid in the ordinary and normal course of the business of the Company. Except usual employee or consulting arrangements made in the ordinary and normal course of business, the Company is not a party to any contract, agreement or understanding with any officer, director, employee or securityholder thereof or any other Person not dealing at arm's length with the Company. No officer, director or employee of the Company and no Person which is an affiliate or associate of any of the foregoing Persons, owns, directly or indirectly, any interest (except for shares representing less than 5% of the outstanding shares of any class or series of any publicly traded company) in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in, a business competitive with the business of the Company which could materially adversely impact on the ability to properly perform the services to be performed by such Person for the Company. No officer, director, employee or securityholder of the Company has any cause of action or other claim whatsoever against, or owes any amount to, the Company except for claims in the ordinary and normal course of the business of the Company such as for accrued vacation pay or other amounts or matters which would not be material to the Company;

(m)

neither the Company or any corporation associated (within the meaning of the Act) with the Company is party to any other agreement for the issuance of Flow-Through Shares for which the required expenditures have not been incurred;

(n)

upon issue, the Flow-Through Shares will be "flow-through shares" as defined in subsection 66(15) of the Act and are not and will not be prescribed shares within the meaning of section 6202.1 of the regulations to the Act. The Company does not have and will not have prior to the Termination Date a Prescribed Relationship with the Subscriber and, if the Subscriber is a partnership, any partner or limited partner of the partnership;

(o)

the Company is a "principal-business corporation" as defined in subsection 66(15) of the Act and will continue to be a "principal-business corporation" until such time as all of the Qualifying Expenditures required to be renounced under this Agreement have been incurred and validly renounced pursuant to the Act;

(p)

the Company has no reason to believe that it will be unable to incur, on or after the Closing Date and on or before the Termination Date or that it will be unable to renounce to the Subscriber effective on or before December 31, 2007, Qualifying Expenditures in an aggregate amount equal to the Commitment Amount and the Company has no reason to expect any reduction of such amount by virtue of subsection 66(12.73) of the Act;

(q)

the Company shall deliver to the Subscriber, on or before March 1, 2008, the relevant Prescribed Forms, fully completed and executed, renouncing to the Subscriber Qualifying Expenditures in an amount equal to the Commitment Amount with an effective date of no later than December 31, 2007, such delivery constituting the authorization of the Company to the Subscriber to file such Prescribed Forms with the relevant taxation authorities;

(r)

the Qualifying Expenditures to be renounced by the Company to the Subscriber:

(i)

will be constituted of CEE on the effective date of the renunciation;

(ii)

will not include expenses that are “Canadian exploration and development overhead expenses” (as defined in the regulations to the Act for purposes of paragraph

66(12.6)(b) of the Act) of the Company or amounts which constitute specified expenses for seismic data described in paragraph 66(12.6)(b.1) of the Act or any expenses for prepaid services or rent that do not qualify as outlays and expenses for the period as described in the definition of "expense" in subsection 66(15) of the Act;

(iii)

will not include any amount that has previously been renounced by the Company to the Subscriber or to any other Person;

(iv)

would be deductible by the Company in computing its income for the purposes of Part I of the Act but for the renunciation to the Subscriber; and

(v)

will not be subject to any reduction under subsection 66(12.73) of the Act;

(s)

the Company shall not reduce the amount renounced to the Subscriber pursuant to subsection 66(12.6) of the Act;

(t)

the Company shall incur and renounce Qualifying Expenditures pursuant to this Agreement before incurring and renouncing Qualifying Expenditures pursuant to any other agreement that the Company may enter into after the date hereof with any person with respect to the issue of Flow-Through Shares. The Company shall not, without the prior written consent of the Subscriber (which consent may be withheld in the sole discretion of the Subscriber) (i) enter into any other agreement which would prevent or restrict its ability to renounce Qualifying Expenditures to the Subscriber in the amount of the Commitment Amount, or (ii) enter into any agreement in 2007 with any person which provides for the issue of Flow-Through Shares or securities exchangeable or exercisable for, or convertible into, Flow- Through Shares at an effective price per Flow-Through Share which is less than the subscription price hereunder. If the Company is required under the Act to reduce Qualifying Expenditures previously renounced to the Subscriber, the Company shall not reduce Qualifying Expenditures renounced to the Subscriber under this Agreement until it has first reduced to the extent possible all CEE renounced to persons other than the Subscriber;

(u)

if the Company receives, or becomes entitled to receive, any government assistance which is described in paragraph (a) of the definition of "excluded obligation" in subsection 6202.1(5) of the regulations made under the Act and the receipt or entitlement to receive such government assistance has or will have the effect of reducing the amount of CEE validly renounced to the Subscriber hereunder to less than the Commitment Amount, the Company shall remit to the Subscriber the benefit of all amounts received or receivable in respect of such government assistance to the extent of such reduction; and

(v)

the Company shall use the gross proceeds from the issuance of Flow-Through Shares for the exploration program of the Company to be conducted on the projects of the Company located in the Province of Quebec;

(w)

no order preventing, ceasing or suspending trading in any securities of the Company or prohibiting the issue and sale of securities by the Company has been issued and no proceedings for either of such purposes have been instituted or, to the best of the knowledge of the Company, are pending, contemplated or threatened;

(x)

each of the documents which contains any of the Information is, as of the date thereof, in compliance in all material respects with the Securities Laws of the Reporting Provinces and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Such documents collectively constitute full, true and plain disclosure of all material facts relating to the Company. There is no fact known to the Company which the Company has not publicly disclosed which materially adversely affects, or so far as the Company can reasonably foresee, will materially adversely affect, the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of the Company or the ability of the Company to perform its obligations under this Agreement or which would otherwise be material to any Person intending to make an equity investment in the Company;

(y)

the audited financial statements of the Company for its most recent fiscal year-end, together with the auditors' report thereon and the notes thereto, and the unaudited interim financial statements of the Company for its last fiscal period and the notes thereto, have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods (except as disclosed in such financial statements) and fairly present the financial condition and position of the Company as at the dates thereof. Such financial statements contain no direct or implied statement of a material fact which is untrue on the date of such financial statements and do not omit to state any material fact which is required by Canadian generally accepted accounting principles or by applicable law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading;

(z)

the Company has conducted and is conducting its business thereof in compliance in all material respects with all applicable laws, rules, regulations, tariffs, orders and directives of each jurisdiction in which it carries on business, and possesses all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on the business currently carried on, or contemplated to be carried on;

(aa)

the Company is not in default of any material term, covenant or condition under or in respect of any judgment, order, agreement or instrument to which it is a party or to which it or any of the property or assets thereof are or may be subject, and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a default in respect of any commitment, agreement, document or other instrument to which the Company is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder or which could have a material adverse effect upon the condition (financial or otherwise), capital, property, assets, operations or business of the Company;

(bb)

there are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of the Company after due inquiry, threatened against the Company which adversely affect the Company or its property or assets which may in any way materially adversely affect the condition (financial or otherwise), capital, property, assets, operations or business of the Company or the ability of the Company to perform its obligations hereunder. The Company is not subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any governmental authority, which, either separately or in the aggregate, may result in a material adverse effect on the condition (financial or otherwise), capital, property, assets, operations or business of the Company or the ability of the Company to perform its obligations under this Agreement;

(cc)

except as disclosed in the Information the Company is in compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where such non-compliance would not constitute an adverse material fact concerning the Company or result in an adverse material change to the Company, and has not and is not engaged in any unfair labour practice. There is no labour strike, dispute, slowdown, stoppage, complaint or grievance pending or, to the best of the knowledge of the Company after due inquiry, threatened against the Company;

(dd)

the assets of the Company and the business and operations thereof are insured against loss or damage with reputable insurers on a basis consistent with insurance obtained by reasonably prudent participants in a comparable business in comparable circumstances. Such coverage is in full force and effect and the Company has not failed to promptly give any notice or present any material claim thereunder;

(ee)

the Company is the absolute legal and beneficial owner of, and has good and marketable title to, all of the material property or assets thereof as described in the Information, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the Information, and no other property rights are necessary for the conduct of the business of the Company as currently conducted or contemplated to be conducted. The Company does not know of any claim or the basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights except as disclosed in the Information. The Company does not have any responsibility or obligation to pay any commission, royalty, license fee or similar payment to any Person with respect to the property rights thereof; and

(ff)

to the knowledge of the Company, neither the Company nor any of its subsidiaries has been and is not currently in violation of, in connection with the ownership, use, maintenance or operation of its property and assets, any applicable federal, provincial, state, municipal or local laws, by-laws, regulations, orders, policies, permits, licences, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters (collectively the "Environmental Laws"). The Company and its subsidiaries are not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from normal exploration activities) or non-compliance with Environmental Laws.

Indemnity

6.

If the Company does not incur and renounce to the Subscriber, effective on or before December 31, 2007, and incur on or before December 31, 2008 Qualifying Expenditures equal to the Commitment Amount, the Company shall indemnify and hold harmless the Subscriber and each of the partners thereof if the Subscriber is a partnership or a limited partnership (for the purposes of this paragraph each an "Indemnified Person") as to, and pay in settlement thereof to the Indemnified Person on or before the twentieth Business Day following the Termination Date, an amount equal to the amount of any tax (as referenced in paragraph (c) of the proposed definition of an "excluded obligation" in subparagraph 6202.1(5) of the regulation to the Act) payable under the Act (and under any corresponding provincial legislation) by any Indemnified Person as a consequence of such failure. In the event that the CRA reduces the amount renounced by the Company to the Subscriber pursuant to subsection 66(12.73) of the Act, the Company shall indemnify and hold harmless each Indemnified Person as to, and pay in settlement thereof to the Indemnified Person, an amount equal to the amount of any tax (as referenced in paragraph (c) of the proposed definition of an "excluded obligation" in subparagraph 6202.1(5) of the regulation to the Act) payable under the Act (and under any corresponding provincial legislation) by the Indemnified Person as a consequence of such reduction.

To the extent that any Person entitled to be indemnified hereunder is not a party to this Agreement, the Subscriber shall obtain and hold the rights and benefits of this Agreement in trust for, and on behalf of, such Person and such Person shall be entitled to enforce the provisions of this section notwithstanding that such Person is not a party to this Agreement.

Closing

7.

The Subscriber agrees to deliver to the Company at closing: (a) this duly completed and executed Subscription Agreement; (b) if the Subscriber is an "accredited investor" a fully executed and completed Representation Letter in the form of Exhibit 2; (c) a certified cheque or bank draft payable to the Company's counsel in trust, for the aggregate subscription price of the Units subscribed for under this Subscription Agreement or payment of the same amount in such other manner as is acceptable to the Company; and (d) if the Subscriber is not an individual, a fully executed and completed copy of TSX Venture Exchange Form 4C — Corporate Placee Registration Form, and such other documents as the Company reasonably requires.

8.

The sale of the Units will be completed by couriered document exchange at 1:00 p.m. (Vancouver time) (the "Closing Time") the day of closing (the "Closing Date"), but not later than May 11, 2007 unless the Subscriber consents. The Subscriber acknowledges and agrees that this offering of Units is not subject to any minimum subscription level.

9.

The Company shall be entitled to rely on delivery of a facsimile copy of executed Subscription Agreements, and acceptance by the Company of such agreements shall be legally effective to create a valid and binding agreement between the Subscriber and the Company in accordance with the terms hereof. Notwithstanding the foregoing, the Subscriber shall deliver originally executed copies of the documents listed in section 7 hereof to the Company within two business days of the Closing Date. In addition, this Subscription Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document.

Privacy Legislation

10.

The Subscriber acknowledges and consents to the fact that the Company is collecting the Subscriber's (and any beneficial purchaser for which the Subscriber is contracting hereunder) personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar replacement or supplemental provincial or federal legislation or laws in effect from time to time) for the purpose of completing the Subscriber's subscription. The Subscriber acknowledges and consents to the Company retaining the personal information for so long as permitted or required by applicable law or business practices. The Subscriber further acknowledges and consents to the fact that the Company may be required by applicable securities laws, stock exchange rules and/or Investment Dealers Association of Canada rules to provide regulatory authorities any personal information provided by the Subscriber respecting itself (and any beneficial purchaser for which the Subscriber is contracting hereunder). The Subscriber represents and warrants that it has the authority to provide the consents and acknowledgements set out in this paragraph on behalf of all beneficial purchasers for which the Subscriber is contracting.

11.

In addition, the Subscriber agrees and acknowledges that:

(a)

the Company will deliver certain personal information, including information regarding the name, address, telephone number and amount subscribed for, to the securities regulatory authorities, including the Ontario Securities Commission and the TSX Venture Exchange;

(b)

the information is being collected indirectly by the securities regulatory authorities under authority granted to them in securities legislation;

(c)

the information is being collected for the purposes of the administration and enforcement of such securities legislation;

(d)

the Subscriber can contact the Administrative Assistant to the Director of Corporate Finance at the Ontario Securities Commission at Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario, (416) 593-8086 for information regarding the collection and use of this personal information by the Ontario Securities Commission; and

(e)

the TSX Venture Exchange collects personal information in forms submitted by the Company, which will include personal information regarding the Subscriber and may use this information in the manner provided for in Appendix 6A to the Exchange Corporate Finance Policy Manual.

General

12.

The contract arising out of this Subscription Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Subscriber and the Company each irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

13.

Time shall be of the essence hereof.

14.

This Subscription Agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

15.

The Subscriber acknowledges and agrees that all costs incurred by the Subscriber (including any fees and disbursements of any special counsel retained by the Subscriber) relating to the sale of the Units to the Subscriber shall be borne by the Subscriber.

16.

The Company will have the right to accept or reject the Subscriber's offer to purchase at any time at or prior to the Closing Time. Notwithstanding the foregoing, the Subscriber acknowledges and agrees that the acceptance of the subscription agreement will be conditional among other things upon the sale of the Units to the Subscriber being exempt from any prospectus requirements of all applicable securities laws. The Company will be deemed to have accepted this subscription agreement upon the delivery at closing of the certificates representing the Flow-Through Shares and Warrants comprising the Units to or upon the direction of the Subscriber in accordance with the provisions hereof.

17.

The covenants, representations and warranties contained herein shall survive the closing of the transactions contemplated hereby.

18.

In this Subscription Agreement, references to "$" or "Cdn$" are to Canadian dollars.